Exhibit 99.3

Columbus McKinnon Corporation
Condensed Consolidated Income Statements
Fiscal 2008 – Restated for Univeyor Discontinued Operations

	Restated	Restated	Restated	Restated	Restated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
	July 1, 2007	September 30, 2007	December 30, 2007	March 31, 2008	March 31, 2008

Net sales	$141,450	$144,977	$146,176	$161,183	$593,786
Cost of products sold	98,118	99,681	100,698	109,714	408,211
Gross profit	43,332	45,296	45,478	51,469	185,575
Gross profit margin	30.6%	31.2%	31.1%	31.9%	31.3%
Selling expense	15,544	16,882	17,310	20,100	69,836
General and administrative expense	8,277	8,311	8,593	8,867	34,048
Restructuring charges	8	394	149	285	836
Amortization	28	25	29	33	115
Income from operations	19,475	19,684	19,397	22,184	80,740
Interest and debt expense	3,960	3,369	3,147	3,086	13,562
Cost of bond redemptions	-	1,443	177	174	1,794
Investment income	(294)	(257)	(261)	(353)	(1,165)
Other income	(939)	(439)	(662)	(1,145)	(3,185)
Income from continuing operations before income tax expense	16,748	15,568	16,996	20,422	69,734
Income tax expense	6,294	5,698	6,370	4,457	22,819
Income from continuing operations	10,454	9,870	10,626	15,965	46,915
Loss from discontinued operations, net of tax	(934)	(417)	(632)	(7,583)	(9,566)
Net income	$9,520	$9,453	$9,994	$8,382	$37,349

Average basic shares outstanding	18,638	18,717	18,753	18,783	18,723
Basic income (loss) per share:
Continuing operations	$0.56	$0.53	$0.56	$0.85	$2.50
Discontinued operations	(0.05)	(0.02)	(0.03)	(0.40)	(0.51)
Net income	$0.51	$0.51	$0.53	$0.45	$1.99

Average diluted shares outstanding	19,088	19,143	19,200	19,201	19,158
Diluted income (loss) per share:
Continuing operations	$0.55	$0.51	$0.55	$0.83	$2.45
Discontinued operations	(0.05)	(0.02)	(0.03)	(0.39)	(0.50)
Net income	$0.50	$0.49	$0.52	$0.44	$1.95